EXHIBIT 10.4

ACQUISITION TERM LOAN NOTE

$1,500,000.00	February 12, 2010

FOR VALUE RECEIVED, the undersigned, PREMIER PACKAGING CORPORATION, a New York corporation, having a mailing address of 6 Framark Drive, Victor, New York 14564 (“Borrower”), hereby promises to pay to the order of RBS  CITIZENS, N. A., a national banking association (“Bank”), at its principal office at 833 Broadway, Albany, New York 12207, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of  ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS U.S. ($1,500,000.00).

1.           Certain Definitions.  Unless otherwise expressly provided herein, all capitalized terms in this Note shall have the meanings given to them in the Credit Facility Agreement, dated on even date herewith, by and between Borrower and Bank, as the same may be amended, extended, replaced, or modified from time to time (the “Credit Agreement”).  The following terms shall have the following meanings in this Note:

(a)           “Account” means account #_____________ maintained by the Bank in the name of the Borrower.

(b)           “Applicable Margin” means three and three fourths percent (3.75%) per annum.

(c)           “Business Day” means:

(i)           any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York State;

(ii)           when such term is used to describe a day on which a payment or prepayment is to be made in respect of a LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(iii)           when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

(d)            “Event of Default” means an Event Default under the Credit Agreement.

(e)           “Funding Date” means the 12th day of February, 2010.

(f)           “Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

(g)           “Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Bank under Hedging Contracts.

(h)           “Interest Period” means:

(i)           initially, the period beginning on (and including) the Funding Date and ending on (but excluding) March 1, 2010 (the “Stub Period”); and

(ii)           then, each period commencing on the last day of the next preceding Interest Period and ending on the day which numerically corresponds to last day of the Stub Period one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); and

(iii)           thereafter, each period commencing on the last day of the next preceding Interest Period and ending one month thereafter;

provided, however, that

(iv)           if the Borrower has or may incur Hedging Obligations with the Bank in connection with the Loan, the Interest Period shall be of the same duration as the relevant period set under the applicable Hedging Contract;

(v)           if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

(vi)           no Interest Period may end later than the Maturity Date.

(i)            “Interest Payment Date” means the last Business Day of each Interest Period.

(j)           “LIBOR Rate” means relative to any Interest Period for a LIBOR Rate Loan, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the LIBOR Rate Loan for a term coextensive with the Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

(k)           “LIBOR Rate Loan” means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the LIBOR Rate

(l)           “LIBOR Lending Rate” means, relative to a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR Rate
(1.00 - LIBOR Reserve Percentage)

(m)           “LIBOR-Reference Banks Loan” means the Loan for any period(s) when the rate of interest applicable to the Loan is calculated by reference to the LIBOR-Reference Banks Rate.

(n)           “LIBOR-Reference Banks Lending Rate” means, relative to a LIBOR-Reference Banks Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR-Reference Banks Lending Rate	=	LIBOR-Reference Banks Rate
(1.00 - LIBOR Reserve Percentage)

(o)           “LIBOR-Reference Banks Rate” means relative to any Interest Period for LIBOR-Reference Banks Loans, the rate for which deposits in U.S. Dollars are offered by the Reference Banks to prime banks in the London interbank market in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan at approximately 11:00 a.m., London time on the day that is two London Banking Days prior to the beginning of such Interest Period.  The Bank will request the principal London office of each of the Reference Banks to provide a quotation of its rate.  If at least two such quotations are provided, the rate for such date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Bank, at approximately 11:00 a.m. New York City time for loans in U.S. Dollars to leading European banks for such Interest Period and in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan.

(p)           “LIBOR Reserve Percentage” means, relative to any day of any Interest Period for the LIBOR Rate Loan, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

(q)            “Loan” means all amounts outstanding under the Note and/or advanced pursuant to this agreement.

(r)           “Loan Documents” means this Note and all related documents and agreements evidencing and/or securing the Loan including the Credit Agreement.

(s)           “London Banking Day” means a day on which dealings in US dollar deposits are transacted in the London interbank market.

(t)           “Maturity Date” means the  1st  day of March, 2013.

(u)           “Note” means that certain promissory note dated as of the 12th day of February, 2010 in the principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) made payable by the Borrower to the order, and for the benefit, of the Bank.

(v)           “Prime Rate” means the rate of interest announced by Bank in New York State from time to time as its “Prime Rate.”  The Borrower acknowledges that the Bank may make loans to its customers above, at or below the Prime Rate.  Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

(w)           “Prime Rate Loan” means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the Prime Rate

(x)           “Principal Repayment Amount” means the regularly scheduled reductions in the outstanding principal of the Loan, to be made at the end of each Interest Period in an amount corresponding to such Interest Period and as set out in the attached Schedule A entitled “Principal Repayment Schedule”.

(y)           “Reference Banks” means four major banks in the London interbank market.

2.           Loan Funding. On the Funding Date and on terms and subject to the conditions of this agreement, the Loan shall be made available to the Borrower no later than 11:00 a.m. New York City time by a deposit to the Account (or as otherwise instructed by the Borrower in writing) in the full principal amount of the Loan.  Unless otherwise prohibited by this agreement, the Loan shall initially be classified as a LIBOR Rate Loan and interest shall accrue by reference to the LIBOR Rate.

3.           Repayments, Prepayments, and Interest.

(a)           Repayment of Loan; Automatic Rollover of LIBOR Rate Loan.  During the period(s) the Loan is classified as a LIBOR Rate Loan, it shall mature and become payable in full on the last day of each Interest Period.  Upon maturity the Loan shall automatically be continued as a LIBOR Rate Loan with an equal Interest Period in an amount equal to the expiring LIBOR Rate Loan LESS the applicable Principal Repayment Amount, provided, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any default or Event of Default has occurred and is continuing.  If any default or Event of Default has occurred and is continuing (if the Bank does not otherwise elect to exercise any right to accelerate the Loan it is granted hereunder), the maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan.  During the period(s) that the Loan is classified as a Prime Rate Loan, the Borrower shall make regular payments of principal in amounts equal to the applicable Principal Repayment Amount on the last day of each Interest Period.  Notwithstanding the foregoing, the Loan shall mature and become payable in full upon the Maturity Date.

(b)           Voluntary Prepayment of the LIBOR Rate Loan.  When classified as a LIBOR Rate Loan, the Loan may be prepaid upon the terms and conditions set forth herein.  The Borrower acknowledges that additional obligations may be associated with prepayment, in accordance with the terms and conditions of any applicable Hedging Contracts.  The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of the LIBOR Rate Loan, specifying the proposed date of payment and the principal amount to be paid.  Each partial prepayment shall be accompanied by the payment of all charges outstanding on the LIBOR Rate Loan and of all accrued interest on the principal repaid to the date of payment.  Borrower acknowledges that prepayment or acceleration of the LIBOR Rate Loan during an Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities.  Therefore, all full or partial prepayments of the LIBOR Rate Loan shall be accompanied by, and the Borrower hereby promises to pay, on each date the LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by the Bank pursuant to the following formula:

(i)           the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from the LIBOR Lending Rate plus the Applicable Margin then applicable to the LIBOR Rate Loan.

(ii)           If the result of the calculation in subsection (i) is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee.  If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by the amount of the LIBOR Rate Loan being prepaid. The resulting amount shall be divided by 360 and multiplied by  the number of days remaining in the Interest Period as to which the prepayment is being made.  Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan.  The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

(c)           Interest Provisions.

(i)           Interest on the outstanding principal amount of the Loan when classified as a: (i) LIBOR Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, (ii) LIBOR-Reference Banks Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR-Reference Banks Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, and (iii) Prime Rate Loan shall accrue during each Interest Period at a rate equal to the Prime Rate and be payable on each Interest Payment Date.  Interest shall continue to accrue after maturity, acceleration, and judgment at the rate required by Section 4.3 of the Credit Agreement until this Note is paid in full.

(d)           LIBOR Rate Lending Unlawful.  If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain the Loan as, or to convert the Loan into, a LIBOR Rate Loan, and if the Loan is then presently a LIBOR Rate Loan, it shall automatically convert into a LIBOR-Reference Banks Loan at the end of the then current Interest Period or sooner, if required by such law or assertion.  For purposes of this agreement, in the event of such a conversion, all LIBOR-Reference Banks Rate Loans shall be treated (except as to interest rate) as equivalent to a LIBOR Rate Loan of similar amount and Interest Period.  For greater certainty, all provisions of this agreement relating to LIBOR Rate Loans shall apply equally to LIBOR-Reference Banks Loans, including, but not limited to the manner in which LIBOR-Reference Banks Loans are requested, continued, converted, the manner in which interest accrues, is payable, principal payments are made, whether voluntary or involuntary, as well as any penalties, increased costs or taxes associated with any of the foregoing.

(e)           Substitute Rate.  If the Bank shall have determined that  (i) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London interbank market; (ii) by reason of circumstances affecting the Bank in the London interbank market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to the LIBOR Rate Loan, or (iii) the LIBOR Rate no longer adequately reflects the Bank’s cost of funding the Loan, then, upon notice from the Bank to the Borrower, the LIBOR Rate Loan shall automatically convert to a LIBOR-Reference Banks Loan.  During any such suspension, the Loan shall be classified as a LIBOR-Reference Banks Loan.

(f)           Indemnities.

(i)           In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:

1)           any conversion or repayment or prepayment of the principal amount of the LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3(b) above or otherwise;

2)           any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of the LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3(b) above or otherwise;

(ii)           The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount.  Such additional amounts shall be payable by the Borrower to the Bank within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.  The Borrower understands, agrees and acknowledges the following: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on the LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank.  Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

(g)           Increased Costs.  If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall subject the Bank to any tax, duty or other charge with respect to the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan, or shall change the basis of taxation of payments to the Bank of the principal of or interest on the LIBOR Rate Loan or any other amounts due under this agreement in respect of the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank’s principal executive office is located); or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan;  and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loan as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(h)           Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loan made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return.  A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(i)           Taxes.

(i)           All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

1)           pay directly to the relevant authority the full amount required to be so withheld or deducted;

2)           promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

3)           pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

(ii)           Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

(iii)           If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

4.           Events of Default. This Note shall become immediately due and payable in full, without further presentment, protest, notice, or demand, upon the happening of any Event of Default.

5.           Late Charge.  This Note is subject to the late charges provided for in Section 4.4 of the Credit Agreement.

6.           Maximum Rate.  All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under Applicable Law (the “Maximum Interest Rate”).  As used herein, the term “Applicable Law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note and the Loan Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between Borrower and Bank.

7.           Business Days.  If this Note or any payment hereunder becomes due on a day which is not a Business Day, the due date of this Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

8.           Entire Agreement/Modification of Terms.  This Note and the Loan Documents are intended by the parties as the final, complete, and exclusive statement of the transactions evidenced by this Note and the Loan Documents.  All prior or contemporaneous promises, agreements, and understandings, whether oral or written, are deemed to be superseded by this Note and the Loan Documents, and no party is relying on any promise, agreement, or understanding not set forth in this Note and the Loan Documents.  This Note and the Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.  The terms of this Note cannot be changed, nor may this Note be discharged in whole or in part, except by a writing executed by Bank.  In the event that Bank demands or accepts partial payments of this Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Note at any time in accordance with the terms hereof.  Any delay or omission by Bank in exercising any rights hereunder shall not operate as a waiver of such rights.

9.           Additional Security/Set Off.  The Borrower hereby grants to Bank a continuing lien, security interest, and right of set off as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Citizens Financial Group and its successors and assigns or in transit to any of them.  At any time without demand or notice (any such notice being expressly waived by Borrower), Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the obligation.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

10.           Assignment/Participation.

(a)           All the terms and provisions of this Note shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder hereof.

(b)           Bank may at any time pledge or assign all or any portion of its rights under this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

(c)           Bank shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each an “Assignee”), and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Note and to any other Loan Documents, as Bank shall deem necessary to effect the foregoing.  In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments, and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other Loan Documents) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

(d)           Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each a “Participant”) participating interests in Bank’s obligation to lend hereunder and/or any or all of the loans held by Bank hereunder.  In the event of any such grant by Bank of a participating interest to Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder.

(e)           Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

11.           Loss or Mutilation.  Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction, or mutilation of this Note or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of this Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

12.           Enforcement/Waiver of Jury Trial.

(a)           BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS FIRST SET FORTH ABOVE IN THIS NOTE.  BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

(b)           BORROWER AND BANK (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS CONTEMPLATED HEREUNDER.

13.           Miscellaneous.

(a)           To the fullest extent permissible by law, Borrower waives presentment, demand for payment, protest, notice of nonpayment, and all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default, or enforcement of this Note.  Borrower consents to extensions, postponements, indulgences, amendments to notes and agreements, substitutions or releases of collateral, and substitutions or releases of other parties primarily or secondarily liable herefor, and agrees that none of the same shall affect Borrower’s obligations under this Note which shall be unconditional.

(b)           This Note and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note and the Loan Documents.  All prior or contemporaneous promises, agreements, and understandings, whether oral or written, are deemed to be superseded by this Note and the Loan Documents, and no party is relying on any promise, agreement, or understanding not set forth in this Note and the Loan Documents.  This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.

(c)           No portion of the proceeds of this Note shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

(d)           This Note and the Loan Documents, and the rights and obligations of the parties hereunder, shall be construed, interpreted, governed and enforced in accordance with the internal laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

PREMIER PACKAGING CORPORATION

By:

Name:
Title:

STATE OF NEW YORK	)
COUNTY OF MONROE	)	ss.:

On the 12th day of February , in the year 2010, before me, the undersigned, a Notary Public in and for said State, personally appeared personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

SCHEDULE A

[Principal Repayment Schedule]

Payment No.	Principal Payment Date	Principal Payment Amount
1	4/1/2010	$25,000.00
2	5/1/2010	$25,000.00
3	6/1/2010	$25,000.00
4	7/1/2010	$25,000.00
5	8/1/2010	$25,000.00
6	9/1/2010	$25,000.00
7	10/1/2010	$25,000.00
8	11/1/2010	$25,000.00
9	12/1/2010	$25,000.00
10	1/1/2010	$25,000.00
11	2/1/2011	$25,000.00
12	3/1/2011	$25,000.00
13	4/1/2011	$25,000.00
14	5/1/2011	$25,000.00
15	6/1/2011	$25,000.00
16	7/1/2011	$25,000.00
17	8/1/2011	$25,000.00
18	9/1/2011	$25,000.00
19	10/1/2011	$25,000.00
20	11/1/2011	$25,000.00
21	12/1/2011	$25,000.00
22	1/1/2011	$25,000.00
23	2/1/2012	$25,000.00
24	3/11/2012	$25,000.00
25	4/1/2012	$25,000.00
26	5/1/2012	$25,000.00
27	6/1/2012	$25,000.00
28	7/1/2012	$25,000.00
29	8/1/2012	$25,000.00
30	9/1/2012	$25,000.00
31	10/1/2012	$25,000.00
32	11/1/2012	$25,000.00
33	12/1/2012	$25,000.00
34	1/1/2012	$25,000.00
35	2/1/2013	$25,000.00
36	3/1/2013	$625,000.00